TEKTRONIX, INC.
                 NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN,
                       AS AMENDED THROUGH AMENDMENT NO. 2


1.   Purpose.

     The purpose of this Non-Employee Directors Stock Compensation Plan (the "Plan") is to enable Tektronix, Inc. (the "Company") to attract and retain highly qualified directors. The Company considers it desirable that members of the board of directors, who represent shareholders, be shareholders of the Company. In order to supplement the personal efforts of the directors towards this end, the Plan is intended to increase the ownership interest of non-employee directors through awards of Common Shares of the Company. The Company intends to increase the community of interest of the shareholders at large and the Company's directors and to make share ownership a dynamic influence on the attitudes of the board.

2.   Administration.

     The Plan shall be administered by the Secretary of the Company or such other person designated by the chief executive officer of the Company (the "Administrator") who may delegate all or part of that authority and responsibility. The Administrator shall interpret the Plan, arrange for the purchase and delivery of shares, determine forfeitures and otherwise assume general responsibility for administration of the Plan. Any decision by the Administrator shall be final and binding on all parties.

3.   Awards.

     3.1 Each non-employee director of the Company shall participate in the Plan as follows:

          (a) Directors in office at the time of the adoption of the Plan shall participate as of September 22, 1990. Directors elected or appointed after the adoption of the Plan shall participate as of the later of (i) the date of their election or appointment or (ii) September 22, 1990. Employee directors who cease to be employees of the Company but continue as directors shall become participants as of the later of (i) the date they cease to be employees or (ii) September 22, 1990.

          (b) A director's date of participation shall be the award date. Each annual meeting of shareholders after that date shall be an anniversary date.

     3.2 As of the award date a participant shall, subject to Section 3.3, be awarded Common Shares of the Company as follows:

          (a) For award dates prior to the 1995 annual meeting of shareholders of the Company (the "1995 Annual Meeting"), the number of shares awarded shall be stock valued at $37.500 at the time of purchase as described in
     Section 3.2(b). For award dates on or after the 1995 Annual Meeting, the number of shares awarded shall be stock equivalent in value to

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     one-half of the then current annual retainer for non-employee directors of the Company (the "Annual Retainer"), multiplied by five, valued at the time of purchase as described in Section 3.2(b). In the event that the Annual Retainer is increased each participant shall be awarded in Common Shares one-half of such increase in the Annual Retainer multiplied by the number of years (including fraction of a year) remaining until the participant's next award date under Section 3.4.

          (b) As soon as practicable after the award date the Administrator shall deliver cash in the amount of the award and applicable commissions to one or more brokers or other third persons with instructions to purchase Common Shares of the Company in the open market. The Administrator may delay the purchase depending on market conditions and securities laws affecting open market purchases by a corporation of its own shares.

          (c) When several participants have the same award date, all of the stock shall be purchased and then divided equally among the participants so that each participant receives the same number of shares regardless of any changes in price that occur while purchases are being carried out.

          (d) When all of the stock has been purchased, certificates in the names of the participants for their respective shares shall be delivered to the Administrator. Except with respect to shares deferred pursuant to the Company's Non-employee Directors' Deferred Compensation Plan or any amendment, restatement or replacement thereof (the "Deferral Plan"), each participant shall deposit with the Administrator a blank stock power duly executed and guaranteed in a form satisfactory to the Administrator for each certificate for shares standing in the participant's name.

          (e) The Administrator shall hold the certificates and stock powers until the shares are vested and released from time to time as provided in
     Section 4.7, except that the shares shall be delivered to a trustee in accordance with instructions from the participants pursuant to the Deferral Plan.

     3.3 If, assuming that the participant were reelected, a participant's term as a director would end because of age before the fifth anniversary date after an award date, the amount awarded shall be reduced by one-fifth for each anniversary date that would fall after the date the term ends.

     3.4 If a participant continues to be a non-employee director after all of the shares from an award have vested, the award cycle shall be repeated for such participant. The award date for the next award shall be the date of the annual meeting of shareholders coinciding with the last anniversary date for the prior award. Each subsequent award shall be an amount of stock equivalent in value (at the time of purchase in accordance with Section 3.2(b)) to one-half of the Annual Retainer, multiplied by five subject to
     Section 3.3. Such stock shall be acquired, vest and otherwise be subject to all the provisions of the Plan.

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     3.5 Beginning with respect to the Annual Retainer payable for services rendered after the 1995 Annual Meeting and subject to compliance with Rule 16b-3 of the Securities and Exchange Commission, each participant may elect to receive in Common Shares, in lieu of cash payments, all of the remaining Annual Retainer not automatically awarded in Common Shares pursuant to
     Section 3.2(a) ("Election Shares"). Such an election shall apply with respect to all of the remaining Annual Retainer for services to be rendered in all years until the next award date under Section 3.4. Such an election shall be made prior to an award date, except that in order to implement this election procedure in accordance with Rule 16b-3 each non-employee director shall be given one opportunity to make such an election with respect to Annual Retainers expected to be received for services rendered until the next award date. Following such an election, the Administrator shall purchase Election Shares under the procedures set forth in Section
     3.2. The value of the Election Shares purchased shall be equal to one-half of the Annual Retainer multiplied by five subject to Section 3.3 (or the number of years, including a fraction of a year, remaining until the participant's next award date under Section 3.4). In the event that the Annual Retainer is increased, each participant who has so elected shall receive Common Shares equal in value of one-half of such increase in the Annual Retainer multiplied by the number of years (including a fraction of a year) remaining until the participant's next award date under Section 3.4.

4.   Vesting; Delivery of Shares; Forfeitures.

     4.1 Subject to Sections 4.2 through 4.6, awarded shares shall vest as follows:

                                                             Cumulative
                                     Percent Vested            Percent
                                     --------------          ----------

         Award Date                          0%                   0%
         First Anniversary Date             20                   20
         Second Anniversary Date            20                   40
         Third Anniversary Date             20                   60
         Fourth Anniversary Date            20                   80
         Fifth Anniversary Date             20                  100

     4.2 If a participant receives a reduced award under Section 3.3, the vesting percentages for such shares and any related Election Shares shall be accelerated so that the entire award shall vest evenly over the anniversary dates that fall on or before the date the director's term ends. For example, if the award were reduced to three-fifths of the amount of stock that would otherwise be awarded one-third of the shares would vest on each of the first three anniversary dates. If a participant receives an award for an increase in the Annual Retainer pursuant to Section 3.2(a), the vesting schedule for such shares and any related Election Shares shall be revised so that shares representing any fraction of a year shall vest on the first anniversary date and the remaining award shall vest equally over the subsequent anniversary dates that fall on or before the next award date.

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     4.3 Subject to Sections 4.5 and 4.6, the following shall apply with respect to awards to a participant whose award date is not the date of an annual meeting of shareholders:

          (a) The shares which would otherwise vest on the first anniversary date shall instead vest on the date six months immediately following the date certificates for the shares are delivered to the Administrator under
     Section 3.2(d), or one year after the date for the award, whichever is later.

          (b) Notwithstanding (a), if the participant's term as a director ends because of age on the first anniversary date, the shares which would otherwise vest at a later date under (a) shall instead vest on the first anniversary date.

     4.4 If a participant ceases to be a non-employee director on an anniversary date, that anniversary date shall be included in determining the number of shares vested for that participant.

     4.5 If a participant dies while serving as a non-employee director the participant's awarded shares scheduled to vest on the next anniversary date shall instead vest as of the date of death.

     4.6 If a participant ceases, for any reason other than death, to be a non-employee director on a date other than an anniversary date, the participant's awarded shares scheduled to vest on the immediately following anniversary date shall vest as of the date the participant ceases to be a non-employee director prorata based on the number of days the participant served as a non-employee director that year.

     4.7 The certificate and stock power covering vested shares (other than shares previously delivered to a trustee under the Deferral Plan) shall be delivered to the participant or in accordance with Section 6.2 as soon as practicable after the shares vest.

     4.8 If a participant ceases to be a non-employee director, awarded shares remaining unvested shall be forfeited. The Administrator, acting for the participant pursuant to the blank stock power, shall transfer the unvested shares to the Company. The participant or the participant's representative shall execute any documents reasonably requested by the Administrator to facilitate the transfer.

5.   Status Before Full Vesting

     5.1 Each participant shall be a shareholder of record with respect to all shares awarded, whether or not vested, and shall be entitled to all of the rights of such a holder, except that a participant's share certificates shall be held by the Administrator (or a trustee pursuant to the Deferral
     Plan) until delivered in accordance with Section 4.7.

     5.2 Any dividend checks or communications to shareholders received by the Administrator with respect to shares held by the Administrator shall

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     promptly be transmitted to the participant. The participant shall furnish to the Administrator or the Company a current mailing address for such purpose.

     5.3 No participant may transfer any interest in unvested shares to any person other than the Company and the trustee pursuant to the Deferral Plan.

6.   Death of a Participant.

     6.1 Any vested shares held by the Administrator for a participant who has died shall be delivered as soon as practicable to the participant's beneficiary under Section 6.2.

     6.2 Any vested shares to be delivered on death of a participant under
     Section 6.1 shall go to a participant's beneficiary in the following order of priority:

          (a) to the surviving beneficiary designated by the participant in writing to the Administrator;

          (b) to the participant's surviving spouse; or

          (c) to the participant's estate.

7.   Election to Receive Chair and Meeting Fees in Common Shares of the Company.

     7.1 Each non-employee director of the Company may elect to receive Common Shares of the Company instead of a cash payment for committee chair fees, committee meeting fees, and board meeting fees (collectively, the "Fees").

     7.2 The election shall be made by delivering a notice of election to the Company Secretary on or before December 20, and shall be effective as to all Fees earned for the next calendar year, beginning January 1 and ending December 31. Once made, an election may be terminated by notice to the Secretary on or before December 20, effective as to all fees earned for the immediately following calendar year.

     7.3 As soon as reasonably practicable, but not more often than once each calendar quarter, the Administrator shall cause to be purchased Common Shares of the Company in the open market in an amount equal to the accumulated Fees since last purchase. The number of shares acquired shall be equal to the accumulated fees, less appropriate commissions and transaction fees, divided by the purchase price of the stock. The Administrator may delay purchases in accordance with paragraph 3.2(b) above, depending on market conditions and securities law requirements. In the event that shares must be purchased in a fashion requiring multiple purchases at different prices, such purchases shall be allocated in a fashion that treats each director equally.

     7.4 Purchased shares shall be in the name of and distributed to the director, except that if the director has elected to defer receipt of the stock

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     pursuant to the Deferral Plan described in paragraph 3.2(d), the shares shall be delivered to the trustee in accordance with that plan.

8.   Amendment or Termination; Miscellaneous.

     8.1 The Board of Directors of the Company may amend or terminate the Plan at any time. No amendment or termination shall adversely affect any then outstanding award.

     8.2 Subject to the rights of amendment and termination in Section 8.1, the Plan shall continue indefinitely and future awards will be made in accordance with Sections 3.1 and 3.4.

     8.3 Nothing in the Plan shall create any obligation on the part of the Board of Directors of the Company to nominate any director for reelection by the shareholders.

     Adopted by the Board of Directors on August 16, 1990.


                                       TEKTRONIX, INC.

                                       By: ROBERT W. LUNDEEN
                                           -------------------------------------
                                           Robert W. Lundeen
                                           Chairman of the Board

Amendment No. 1 adopted by the Board of Directors on June 21, 1995. Amendment No. 2 adopted by the Board of Directors on June 24, 1999.

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